Exhibit 99.1


                                                   ASPEN EXPLORATION CORPORATION
                                                    2050 S. Oneida St., Ste. 208
                                                          Denver, CO  80224-2426
                                                     Telephone:  (303)  639-9860
                                                           Fax:  (303)  639-9863
                                                       Email:  aecorp2@qwest.net
                                             Web Site:  www.aspenexploration.com

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                                  NEWS RELEASE
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             ASPEN ACQUIRES NEW GAS PRODUCTION / ANNOUNCES EARNINGS

FOR IMMEDIATE RELEASE:

DENVER, COLORADO, December 11, 2003. Aspen Exploration Corporation (OTCBB:
ASPN), with offices in Bakersfield, California, and Denver, Colorado, has announced the acquisition of certain natural gas producing wells located in the Sacramento Valley of northern California. The acquisition consists of 4 operated gas wells and 1 non-operated gas well located in various fields in the vicinity of Aspen's existing operations. Aspen's net working interests acquired in the operated wells range from 38% to 90%. Excellent behind-pipe potential exists in one of the wells. Aspen has increased its daily production approximately 12% as a result of this new acquisition. Aspen currently operates 37 gas wells and has non-operated interests in 16 additional wells in the Sacramento Valley of northern California.

Aspen and partners have recently completed the shooting of a 10.5 square mile 3-D seismic program located over its acreage in the West Grimes Field, Colusa County, California, approximately 100 miles northeast of Sacramento. During the past year, Aspen acquired ten shut-in gas wells in this area which were tested; nine of them have proven productive and one tested gas at sub-commercial rates and was plugged and abandoned. The nine productive wells have been equipped and hooked up via 5 miles of newly constructed pipeline facilities. Gas sales from these wells commenced in late March and is currently 700 MCFPD. Several of these wells have additional gas potential in behind-pipe zones, which have not yet been perforated. Aspen has also acquired in excess of 5,000 acres in this area which includes highly prospective lands for additional exploratory and development drilling. Numerous wells in this immediate area have produced at very prolific flow rates (4,000 MCFPD) and have yielded excellent per well reserves (3 to 4 BCF per well). Quality targets will hopefully be identified via the 3-D seismic program and drilled during the 2004 drilling season.

During the last 3 years, Aspen participated in the drilling of 15 operated wells, 12 of which were completed as gas wells and 3 dry holes which were plugged and abandoned, a success rate of 80%. Exploration and development activities are continuing in the Sacramento basin. Aspen has recently acquired 6 new quality drilling prospects which are leased and defined by 3-D seismic data. These prospects will be drilled during the 2004 - 2005 drilling seasons.

Aspen has announced increased revenues and production related to oil and gas operations in California for the first quarter of fiscal 2004 ended September 30, 2003. On revenues of $388,000 and a net profit of $50,200, Aspen reported earnings of $0.01 per share based on 5.9 million shares outstanding. This compares with a loss of $0.01 per share for the previous fiscal quarter ended September 30, 2002. Gas production and gross revenues increased 10% and 49% for the first quarter of fiscal 2004. Because of gas discoveries and acquisitions made during the previous twelve months and favorable gas prices, which averaged $4.82 per MMBTU during the quarter ended September 30, 2003 and are currently approximately $6.00 per MMBTU, Aspen expects positive earnings for the current fiscal year.



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Aspen's increased cash flow coupled with the present inventory of prime drilling acreage provide a sound basis for Aspen's continued growth as a profitable and successful energy producer. Future news releases will keep shareholders informed of Aspen's continuing progress and drilling activity.

Aspen's stock is quoted on the OTC Bulletin Board under the symbol ASPN. For more information concerning oil and gas operations contact Bob Cohan, President and CEO, in Aspen's Bakersfield office at (661) 831-4669. Aspen's web page can be found at www.aspenexploration.com.


                                 * * * END * * *

                                   DISCLAIMER

This news release contains information that is "forward-looking" in that it describes events and conditions which Aspen Exploration Corporation ("Aspen") reasonably expects to occur in the future. Expectations for the future performance of the business of Aspen are dependent upon a number of factors, and there can be no assurance that Aspen will achieve the results as contemplated herein and there can be no assurance that Aspen will be able to conduct its operations or production from its properties will continue as contemplated herein. Certain statements contained in this report using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks which are beyond the Company's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to: the possibility that the described operations (including any proposed exploration or development drilling) will not be completed on economic terms, if at all, or the estimates of reserves may not be accurate. The exploration for, and development and production of, oil and gas are an enterprises attendant with high risk, including the risk of fluctuating prices for oil and natural gas, imports of petroleum products from other countries, the risks of not encountering adequate resources despite expending large sums of money, and the risk that test results and reserve estimates may not be accurate, notwithstanding appropriate precautions. Many of these risks are described herein and in Aspen's annual report on Form 10-KSB, and it is important that each person reviewing this report understand the significant risks attendant to the operations of Aspen. Aspen disclaims any obligation to update any forward-looking statement made herein.